EXHIBIT 2.1

                          ----------------------------
                            STOCK PURCHASE AGREEMENT
                          ----------------------------



                                      AMONG

                                HEICO CORPORATION

                            THERMAL STRUCTURES, INC.

                             QUALITY HONEYCOMB, INC.

                                 DAVID A. JANES

                                  VAUGHN BARNES

                              STEPHEN T. BRAUNHEIM

                              DLD INVESTMENTS, LLC

                                       AND

                                ACME FREIGHT, LLC

                                  JULY 12, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I. - SALE AND PURCHASE OF SHARES......................................1
       1.01       Sale and Purchase of Shares.................................1
       1.02       Payment for Shares..........................................1
       1.03       Earn-Out....................................................1
       1.04       Purchase Price Adjustment...................................2
       1.05       Effective Date Balance Sheet................................2
       1.06       Disputes....................................................3

ARTICLE II. - CLOSING 3
       2.01       Closing.....................................................3
       2.02       Deliveries by Sellers.......................................3
       2.03       Deliveries by Buyer.........................................4

ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY..4
       3.01       Corporate Existence and Qualification.......................4
       3.02       Authority, Approval and Enforceability......................4
       3.03       Capitalization and Corporate Records........................4
       3.04       No Seller Defaults or Consents..............................5
       3.05       No Company Defaults or Consents.............................5
       3.06       No Proceedings..............................................5
       3.07       Employee Benefit Matters....................................6
       3.08       Financial Statements; Liabilities; Accounts Receivable......8
       3.09       Absence of Certain Changes..................................8
       3.10       Compliance with Laws.......................................10
       3.11       Litigation.................................................10
       3.12       Ownership of Company Properties............................10
       3.13       Commitments................................................12
       3.14       Insurance..................................................12
       3.15       Inventories................................................13
       3.16       Equipment and Other Tangible Property......................13
       3.17       Permits; Environmental Matters.............................13
       3.18       Banks......................................................14
       3.19       Suppliers and Customers....................................14
       3.20       Absence of Certain Business Practices......................14
       3.21       Products and Services......................................14
       3.22       Transactions With Affiliates...............................15
       3.23       Other Information..........................................15

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER........................15
       4.01       Corporate Existence and Qualification......................15
       4.02       Authority, Approval and Enforceability.....................15
       4.03       No Default or Consents.....................................16
       4.04       No Proceedings.............................................16

ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING....................................16
       5.01       Buyer's Access to Information..............................16
       5.02       Company's Conduct of Business and Operations...............16
       5.03       General Restrictions.......................................17
       5.04       Notice Regarding Changes...................................18
       5.05       Preferential Purchase Rights...............................18
       5.06       Ensure Conditions Met......................................18

       5.07       Name Change................................................19
       5.08       Casualty Loss..............................................19
       5.09       Employee Matters...........................................19

ARTICLE VI. - CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS.................19
       6.01       Conditions to Obligations of the Sellers...................19
       6.02       Conditions to Obligations of Buyer.........................20

ARTICLE VII. -  POST-CLOSING OBLIGATIONS.....................................21
       7.01       Further Assurances.........................................21
       7.02       Publicity..................................................21
       7.03       Post-Closing Indemnity.....................................21
       7.04       Non-Competition............................................22
       7.05       Assignment of Contracts....................................23
       7.06       Standstill.................................................23

ARTICLE VIII. - TAX MATTERS..................................................23
       8.01       Representations and Obligations Regarding Taxes............23
       8.02       Indemnification for Taxes..................................24
       8.03       Tax Refunds................................................25

ARTICLE IX. - MISCELLANEOUS..................................................26
       9.01       Limitation on Liability....................................26
       9.02       Brokers....................................................27
       9.03       Costs and Expenses.........................................27
       9.04       Notices....................................................27
       9.05       Governing Law..............................................28
       9.06       Representations and Warranties.............................28
       9.07       Entire Agreement; Amendments and Waivers...................28
       9.08       Binding Effect and Assignment..............................29
       9.09       Remedies...................................................29
       9.10       Interest on Overdue Payments...............................29
       9.11       Withholding of Payments....................................29
       9.12       Exhibits and Schedules.....................................29
       9.13       Multiple Counterparts......................................29
       9.14       References and Construction................................29
       9.15       Survival...................................................29
       9.16       Attorneys'Fees.............................................30
       9.17       Termination................................................30
       9.18       Effect of Termination......................................30

ARTICLE X. - DEFINITIONS.....................................................30
       10.01      Affiliate..................................................30
       10.02      Collateral Agreements......................................30
       10.03      Contracts..................................................31
       10.04      Damages....................................................31
       10.05      Financial Statements.......................................31
       10.06      Governmental Authorities...................................31
       10.07      Hazardous Material.........................................31
       10.08      Inventory..................................................31
       10.09      Knowledge of the Company...................................31
       10.10      Legal Requirements.........................................31
       10.11      Net Worth..................................................32
       10.12      Permits....................................................32
       10.13      Person.....................................................32
       10.14      Proportionate Share........................................32

       10.15      Properties.................................................32
       10.16      Real Property..............................................32
       10.17      Regulations................................................32
       10.18      Used.......................................................32

                                LIST OF SCHEDULES

Schedule 1.02...........Purchase Price Payments
Schedule 3.01...........Qualifications as Foreign Corporation
Schedule 3.03(a)........Authorized and Outstanding Capital Stock
Schedule 3.03(b)........Investments
Schedule 3.04...........Shareholder Defaults or Consents
Schedule 3.05...........Company Defaults or Consents
Schedule 3.07(a)........Employee Arrangements
Schedule 3.07(c)........Benefit Plan Liabilities
Schedule 3.07(e)........Current Employees
Schedule 3.08(a)........Financial Statements
Schedule 3.08(b)........Scheduled Liabilities
Schedule 3.08(c)........Accounts Receivable
Schedule 3.09(a)........Certain Changes
Schedule 3.09(b)........Certain Actions
Schedule 3.10(1)........Compliance with Law
Schedule 3.10(2)........Citations
Schedule 3.11...........Litigation
Schedule 3.12(a)........Encumbrances
Schedule 3.12(b)(1).....Owned Premises
Schedule 3.12(b)(2).....Leased Premises Matters
Schedule 3.12(c)........Intangible Rights
Schedule 3.12(d)........Other Person Authorizations
Schedule 3.13...........Commitments
Schedule 3.13(c)........Non-Arm's Length Contracts
Schedule 3.14...........Insurance
Schedule 3.15(1)........Inventory Condition
Schedule 3.15(2)........Inventory Accounting
Schedule 3.16...........Tangible Company Assets Condition
Schedule 3.17(a)........Permits
Schedule 3.17(b)........Environmental Claims
Schedule 3.17(c)........Storage of Hazardous Materials
Schedule 3.17(d)........Noncompliance with Environmental Laws
Schedule 3.18...........Banks, Accounts and Authorized Signatories
Schedule 3.19...........Suppliers and Customers
Schedule 3.21(a)........Product Listing
Schedule 3.21(b)........Recalls
Schedule 3.22...........Affiliate Transactions
Schedule 7.04(a)........Non-Compete FAA/PMA Parts
Schedule 8.01(a)........Tax Returns
Schedule 8.01(b)........Tax Claims
Schedule 8.01(c)........Tax Extensions

                                LIST OF EXHIBITS

Exhibit A       -   Vaughn Barnes Employment Agreement.....................A -1
Exhibit B       -   Opinion of Seller's Counsel............................B -1

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 12th day of July, 1999, by and among HEICO Corporation, a Florida corporation (the "Buyer"), Thermal Structures, Inc., a California corporation ("Thermal Structures"), Quality Honeycomb, Inc., a California corporation ("Quality Honeycomb"; and, together with Thermal Structures, the "Company"), and Vaughn Barnes, DLD Investments, LLC ("DLD"), Acme Freight, LLC ("Acme"), David
A. Janes, an owner of DLD, and Stephen T. Braunheim, an owner of Acme (each individually, a "Seller," and collectively, the "Sellers").

                                    RECITALS

         A. The Sellers collectively own of record and beneficially all of the outstanding capital stock of the Company (the "Shares").

         B. Buyer desires to purchase the Shares, and Sellers desire to sell such Shares, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                    ARTICLE I. - SALE AND PURCHASE OF SHARES

         1.01 SALE AND PURCHASE OF SHARES.

              (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever.

              (b) To effect the transfers contemplated by Section 1.01(a), at the Closing, each Seller shall deliver or cause to be delivered to Buyer, against payment therefor in accordance with Section 1.02 hereof, stock certificates representing that portion of the Shares being sold by such Seller hereunder, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Buyer for transfer on the books of the Company.

         1.02 PAYMENT FOR SHARES. As payment for the Shares being acquired by the Buyer hereunder, Buyer shall deliver to each Seller at Closing, by official bank check or wire transfer (to an account specified by each Seller in writing at least three business days prior to Closing) in same day funds, the amounts set forth on Schedule 1.02, the total of all such amounts being Twenty Nine Million One Hundred Fifty Thousand Dollars ($29,150,000) (the "Cash Consideration"). As additional consideration for such sale of the Shares, Vaughn Barnes will be entitled to receive contingent purchase price payments in accordance with the provisions of Section 1.03 (the "Earnout"). The Cash Consideration and the Earnout are referred to herein collectively as the "Purchase Price." The Purchase Price will also be subject to adjustment as set forth in Sections 1.04, 7.03 and 8.02.

         1.03 EARN-OUT. The Earnout, if any, will be paid with respect to the earnings of the Company over the next three years. The amount of the first Earnout payment will equal $333,333.33 if, and only if, the Operating Profit (defined below) for the Company during the twelve-month period ending October 31, 2000 (the "First Earnout Period") equals or exceeds $6,500,000. If the Operating Profit for the Company during the First Earnout Period is equal to or less than $5,000,000, no Earnout shall be paid for the First Earnout Period. If the Operating Profit for the Company during the First Earnout Period is greater than

$5,000,000 but less than $6,500,000, the Earnout with respect to the First Earnout Period shall equal the product of (x) $333,333.33 and (y) (a/c - b/c), where "a" equals the amount of the Operating Profit with respect to the First Earnout Period, "b" equals $5,000,000, and "c" equals $1,500,000. By way of example, if the Operating Profit is $5,750,000, the Earnout would equal the product of $333,333.33 and ($5,750,000/$1,500,000 - $5,000,000/$1,500,000), or
$166,667.67. The Earnout with respect to the First Earnout Period, if any, will be paid no later than three months after the end of the First Earnout Period by wire transfer of next day funds to an account or accounts designated by Vaughn Barnes in writing.

         The amount of the second Earnout payment will equal $333,333.33 if, and only if, the Operating Profit for the Company during the twelve-month period ending October 31, 2001 (the "Second Earnout Period") equals or exceeds $7,500,000. If the Operating Profit for the Company during the Second Earnout Period is equal to or less than $6,000,000, no Earnout shall be paid for the Second Earnout Period. If the Operating Profit for the Company during the Second Earnout Period is greater than $6,000,000 but less than $7,500,000, the Earnout with respect to the Second Earnout Period shall equal the product of (x) $333,333.33 and (y) (a/c - b/c), where "a" equals the amount of the Operating Profit with respect to the Second Earnout Period, "b" equals $6,000,000, and "c" equals $1,500,000. The Earnout with respect to the Second Earnout Period, if any, will be paid no later than three months after the end of the Second Earnout Period, by wire transfer of next day funds to an account designated by Vaughn Barnes in writing.

         The amount of the third Earnout payment will equal $333,333.34 if, any only if, the Operating Profit for the Company during the twelve-month period ending October 31, 2002 (the "Third Earnout Period") equals or exceeds $8,500,000. If the Operating Profit for the Company during the Third Earnout Period is equal to or less than $7,000,000, no Earnout shall be paid for the Third Earnout Period. If the Operating Profit for the Company during the Third Earnout Period is greater than $7,000,000 but less than $8,500,000, the Earnout with respect to the Third Earnout Period shall equal the product of (x) $333,333.34 and (y) (a/c - b/c), where "a" equals the amount of the Operating Profit with respect to the Third Earnout Period, "b" equals $7,000,000, and "c" equals $1,500,000. The Earnout with respect to the Third Earnout Period, if any, will be paid no later than three months after the end of the Third Earnout Period, by wire transfer of next day funds to an account designated by Vaughn Barnes in writing.

         For purposes of this Agreement, "Operating Profit" means the Net Income of the Company for the First, Second and Third Earnout Periods, as applicable, PLUS (a) income Taxes deducted in determining Net Income, (b) any interest on indebtedness used to finance the acquisition of the Shares, (c) any general and administrative "overhead" or similar allocation by Buyer, unless such costs would have been incurred by the Company on a stand-alone basis, and (d) any depreciation or amortization to the extent attributable to the purchase accounting "write up" resulting from the transactions contemplated hereby and deducted in determining Net Income. For purposes of this Agreement, "Net Income" means, for the First, Second and Third Earnout Periods, as applicable, the net income (or loss) of the Company, determined in accordance with generally accepted accounting principles historically applied by the Company on a consistent basis.

         1.04 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be reduced or increased (the "Purchase Price Adjustment") by EITHER adding (x) the excess, if any, of the Company's Net Worth as of the Effective Date OVER $1,628,000, OR subtracting (y) the excess, if any, of $1,628,000 OVER the Company's Net Worth as of the Effective Date (defined below). The Purchase Price Adjustment, if any, will be paid within 15 days of the final determination of such Purchase Price Adjustment, by wire transfer (to an account specified by the party or parties to which the Purchase Price Adjustment is to be paid). Any disputes with respect to the calculation of the Purchase Price Adjustment shall be resolved in accordance with the procedures contemplated by Section 1.06 hereof (with "Purchase Price Adjustment" being substituted for "Operating Profit").

         1.05 EFFECTIVE DATE BALANCE SHEET. As soon as practical (and in no event later than 60 days after the Closing Date), Buyer shall cause to be prepared and delivered to the Sellers (i) a balance sheet for the Company dated as of the Effective Date (the "Effective Date Balance Sheet"), and (ii) a calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation. The Effective Date Balance Sheet shall be an audited statement prepared by Buyer's accountants, Deloitte & Touche LLP. The Sellers and their accountants shall be entitled to review the Effective Date Balance Sheet, Buyer's calculations of the Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Effective Date Balance Sheet prepared by Buyer or its accountants. Buyer shall also provide Sellers and their accountants with timely access, during Buyer's normal business hours, to Buyer's personnel, properties, books and records to the extent related to the determination of the Purchase Price Adjustment.

         1.06 DISPUTES. The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Operating Profit:

                  (i) Within thirty (30) days after delivery to the Sellers of Buyer's calculation of the Operating Profit pursuant to this Article I, the Sellers may deliver to Buyer a written report (a "Sellers' Report") prepared by the Sellers' accountants (the "Sellers' Accountants") advising Buyer either that the Sellers' Accountants (A) agree with the Buyer's calculations of the Operating Profit, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Sellers' Accountants shall be borne by the Sellers. If Buyer's accountants ("Buyer's Accountants") shall concur with the adjustments proposed by the Sellers' Accountants, or if Buyer shall not object thereto in a writing delivered to the Sellers within thirty (30) days after Buyer's receipt of the Sellers' Report, the calculations of the Operating Profit set forth in such Sellers' Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Sellers do not submit a Sellers' Report within the 30-day period provided herein, then the Operating Profit as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                  (ii) In the event that the Sellers submit a Seller's Report and Buyer's Accountants and the Sellers' Accountants are unable to resolve the disagreements set forth in such report within (30) days after the date of the Sellers' Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants experienced in auditing manufacturing companies and selected by mutual agreement of the Sellers' Accountants and Buyer's Accountants (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five (45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Sellers if (A) the difference between (i) the Operating Profit resulting from the determinations of the Settlement Accountants, and (ii) the Operating Profit resulting from the determinations set forth in the Sellers' Report, is greater than (B) the difference between (i) the Operating Profit resulting from the determinations of the Settlement Accountants, and (ii) the Operating Profit resulting from Buyer's calculations as set forth in the deliveries pursuant to Section 1.03 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Buyer.

                              ARTICLE II. - CLOSING

         2.01 CLOSING. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Miami time, on the date which is not more than four
(4) business days after all conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived. It is anticipated that the Closing shall be consummated by mail. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The transactions contemplated hereby shall be deemed effective as of 11:59 p.m. Miami time on June 30, 1999 (the "Effective Date").

         2.02 DELIVERIES BY SELLERS. At or prior to the Closing, the Sellers shall deliver to Buyer:

                  (i) certificates representing all of the outstanding shares of the Company's capital stock, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

                  (ii) the resignations of all the officers and directors of the Company;

                  (iii) the stock book, stock ledger, minute books and corporate seal of the Company;

                  (iv) a certificate executed by each of the Sellers to the effect that the conditions set forth in Section 6.02(a) have been satisfied;

                  (v) possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Sellers or any Affiliate of any Seller pertaining to the Company (collectively, the "Records"); provided, however, that the Sellers may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Sellers are reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Sellers will be required in connection with the performance of its obligations under Article VIII hereof; and

                  (vi) evidence satisfactory to Buyer that Buyer's designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18.

         2.03 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to each Seller:

                  (vii) his share of the Cash Consideration as set forth on
Schedule 1.02; and

                  (viii) a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in
Section 6.01(b) have been satisfied.

  ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

         Each of the Sellers and the Company hereby jointly and severally represents and warrants to Buyer that:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; the Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and neither the character of the Company's Properties nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule
3.01 attached hereto, and the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction.

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and each of the Sellers and each of the Sellers and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Sellers and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 CAPITALIZATION AND CORPORATE RECORDS.

              (a) Schedule 3.03(a) sets forth the authorized and outstanding capital stock of the Company. The issued and outstanding shares of capital stock are owned beneficially and of record by the persons shown on Schedule 3.03(a), free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other rights of any Person to acquire securities of the Company. There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company. The copies of the Articles or Certificate of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's stock and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since January 1, 1996. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

              (b) Except as shown on Schedule 3.03(b) hereto, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or controls, any other corporation, partnership, joint venture or other business entity.

         3.04 NO SELLER DEFAULTS OR CONSENTS. Except as otherwise set forth in
Schedule 3.04 hereto, the execution and delivery of this Agreement and the Collateral Agreements by each Seller and the performance by each Seller who is a party thereto of his obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the properties or assets of any Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

         3.05 NO COMPANY DEFAULTS OR CONSENTS. Except as otherwise set forth in
Schedule 3.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                  (i) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company;

                  (ii) violate any Legal Requirements applicable to the Company;

                  (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

                  (iv) result in the creation of any lien, charge or other encumbrance on any Properties of the Company; or

                  (v) require any of the Sellers or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.06 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or any Seller or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

         3.07 EMPLOYEE BENEFIT MATTERS.

              (a) Schedule 3.07(a) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company:

                  (i) each "employee benefit plan," as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"); and

                  (ii) each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in
Section 3.07(a)(i) ("Benefit Program or Agreement").

              (b) True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

              (c) Except as otherwise set forth in Schedule 3.07(c),

                  (i) The Company does not contribute to or, to the Knowledge of the Company, have an obligation to contribute to, and the Company has not at any time contributed to or, to the Knowledge of the Company, had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

                  (ii) To the Knowledge of the Company, the Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                  (iii) To the Knowledge of the Company, all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                  (iv) To the Knowledge of the Company, each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

                  (v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                  (vi) To the Knowledge of the Company, all contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

                  (vii) As to any Plan subject to Title IV of ERISA, to the Knowledge of the Company, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under
Section 4042 of ERISA to terminate the Plan, there has been no termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                  (viii) To the Knowledge of the Company, none of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Seller or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to
Section 4975 of the Code or Section 502(i) of ERISA;

                  (ix) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

                  (x) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, to the Knowledge of the Company, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

                  (xi) The Company does not have any obligation to provide health benefits to former employees, except as specifically required by law;

                  (xii) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code;

                  (xiii) To the Knowledge of the Company, the Company has not incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

                  (xiv) Since January 1, 1996, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and its employees, (ii) labor union grievances or organizational efforts, or
(iii) unfair labor practice or labor arbitration proceedings pending or threatened.

              (d) Except as set forth in Schedule 3.07(a), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

              (e) Schedule 3.07(e) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

         3.08 FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS RECEIVABLE.

              (a) The Company has delivered to Buyer true and complete copies of financial statements with respect to the Company and its business as of and for the years ended October 31, 1997 and 1998, as of and for the three months ended January 31, 1999, and as of and for the seven months ended May 31, 1999 (the "Financial Statements"), and said Financial Statements are attached hereto as
Schedule 3.08(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. Except for the omission of certain notes and the absence of year-end adjustments (consisting only of normal recurring adjustments) in the interim Financial Statements, all of such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated. The Financial Statements as of and for the year ended October 31, 1998 have been audited by Deloitte & Touche LLP, the Company's independent certified public accountants.

              (b) Except for (i) the liabilities reflected on the Company's May 31, 1999 balance sheet included with the Financial Statements attached as
Schedule 3.08(a), (ii) trade payables and accrued expenses incurred since May 31, 1999 in the ordinary course of business, (iii) executory contract obligations, and (iv) the liabilities set forth in Schedule 3.08(b) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

              (c) Except as otherwise set forth in Schedule 3.08(c), the accounts receivable reflected on the May 31, 1999 balance sheet included in the Financial Statements referenced in Section 3.08(a) and all of the Company's accounts receivable arising since May 31, 1999 (the "Balance Sheet Date") arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.08(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the May 31, 1999 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

         3.09 ABSENCE OF CERTAIN CHANGES.

              (a) Except as otherwise set forth in Schedule 3.09(a) attached hereto, since May 31, 1999, there has not been:

                  (i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, Properties, financial condition or working capital of the Company;

                  (ii) to the Knowledge of the Company, any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, Properties or financial condition of the Company; or

                  (iii) to the Knowledge of the Company, any material adverse change in the Company's sales patterns, pricing policies, accounts receivable or accounts payable.

              (b) Except as otherwise set forth in Schedule 3.09(b) attached hereto, since May 31, 1999, the Company has not done any of the following:

                  (i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

                  (ii) purchased any securities of any Person;

                  (iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                  (iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                  (v) entered into, amended or terminated any material agreement;

                  (vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                  (vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                  (viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 3.13);

                  (ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

                  (x) adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                  (xi) suffered any extraordinary losses or waived any rights of material value;

                  (xii) made any payment (including any dividends or distributions with respect to the Company's capital stock) to any Seller or forgiven any indebtedness due or owing from any Seller to the Company;

                  (xiii) (A) except in the ordinary course of business, liquidated Inventory or accepted product returns, (B) accelerated receivables,
(C) delayed payables, or (D) changed in any material respect the Company's practices in connection with the payment of payables and/or the collection of receivables;

                  (xiv) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

                  (xv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

                  (xvi) amended its charter or bylaws;

                  (xvii) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

                  (xviii) committed to do any of the foregoing.

         3.10 COMPLIANCE WITH LAWS. To the Knowledge of the Company, except as otherwise set forth in Schedule 3.10(1), the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, Properties or financial condition of the Company. To the Knowledge of the Company, except as otherwise set forth in Schedule 3.10(2), the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have a material adverse effect on the business, operations, Properties or financial condition of the Company, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and, to the Knowledge of the Company, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to
(a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and (c) environmental protection, building, zoning and land use.

         3.11 LITIGATION. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding. Schedule
3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 1996.

         3.12 OWNERSHIP OF COMPANY PROPERTIES.

              (a) Except as provided under the provisions of the agreements described in Schedule 3.12(a), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever ("Liens").

              (b) Schedule 3.12(b)(1) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address or legal description of each property covered thereby (the "Owned Premises"). Schedule 3.12(b)(2) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and the Company is not in default and to the Knowledge of the Company, no other party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases by the Company. With respect to each such Owned Premises and Leased Premises, as applicable: (i) the Company has a valid ownership interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, covenants and easements or title defects that have had or could have an adverse effect on the Company's use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, or
(b) any special assessment which may affect any of the Owned Premises or the Leased Premises.

              (c) Set forth on Schedule 3.12(c) is a list and description of all material foreign and domestic patents, patent rights, registered trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.12(c). Except as set forth on Schedule 3.12(c): (i) the Company is either the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights or otherwise has the legal right to use all of the Intangible Rights, and further has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others;
(vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.12(c) and were duly made and remain in full force and effect; and (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights. To the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has safeguarded, in a commercially reasonable manner, such information from disclosure. All of the Intangible Rights are assignable to the Buyer without alteration or impairment.

              (d) Set forth on SCHEDULE 3.12(D) is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the "Other Person Authorizations"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. Neither the Company nor any Seller has any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

         3.13 COMMITMENTS.

              (a) Except as otherwise set forth in Schedule 3.13, the Company is not a party to or bound by any of the following, whether written or oral:

                  (i) any Contract that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                  (ii) contract or commitment for capital expenditures by the Company in excess of $20,000 per calendar quarter in the aggregate;

                  (iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

                  (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

                  (v) partnership agreement;

                  (vi) contract with any Affiliate of the Company (including the Sellers) relating to the provision of goods or services by or to the Company;

                  (vii) agreement for the sale of any assets (other than products sold in the ordinary course of business) that in the aggregate have a net book value on the Company's books of greater than $20,000;

                  (viii) agreement that purports to limit the Company's freedom to compete freely in any line of business or in any geographic area;

                  (ix) preferential purchase right, right of first refusal, or similar agreement; or

                  (x) other Contract that is material to the business of the Company.

              (b) All of the Contracts listed or required to be listed in
Schedule 3.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13.

              (c) Except as otherwise set forth in Schedule 3.13(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.14 INSURANCE. Schedule 3.14 hereto is a complete and correct list of all insurance policies presently in effect that relate to the Company or its Properties, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

         3.15 INVENTORIES. Except as otherwise set forth in Schedule 3.15(1), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Except as otherwise set forth in Schedule 3.15(2), such Inventory is valued on the Company's books of account in accordance with GAAP.

         3.16 EQUIPMENT AND OTHER TANGIBLE PROPERTY. Except as otherwise set forth on Schedule 3.16, the Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the "Tangible Company Properties"), other than Inventory, is suitable for the purposes for which intended and, to the Knowledge of the Company, is in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company's prior practices and normal industry standards.

         3.17 PERMITS; ENVIRONMENTAL MATTERS.

              (a) To the Knowledge of the Company, except as otherwise set forth in Schedule 3.17(a), the Company has all Permits necessary for the Company to construct, own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. To the Knowledge of the Company, except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

              (b) To the Knowledge of the Company, except as set forth on
Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials (collectively called "Environmental Claims") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. To the Knowledge of the Company, neither the Company nor any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or the Buyer. Except as set forth on
Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

              (c) To the Knowledge of the Company, except as set forth on
Schedule 3.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or on adjacent parcels of real property, and no part of such real property or any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

              (d) To the Knowledge of the Company, except as set forth on
Schedule 3.17(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

         3.18 BANKS. Schedule 3.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.18, no such proxies, powers of attorney or other like instruments are irrevocable.

         3.19 SUPPLIERS AND CUSTOMERS. Schedule 3.19 sets forth (i) the ten principal suppliers of the Company during each of calendar years 1997 and 1998, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during each of calendar years 1997 and 1998, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.19, to the Knowledge of the Company, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.19 as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

         3.20 ABSENCE OF CERTAIN BUSINESS PRACTICES. To the Knowledge of the Company, neither the Company, any Seller nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business or operations of the Company, or (iii) if not continued in the future, may adversely affect the assets, business or operations of the Company.

         3.21 PRODUCTS AND SERVICES.

              (a) Schedule 3.21(a) lists each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest (collectively, the "Products"). Each Product designed, manufactured, repaired or serviced by the Company has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

              (b) Schedule 3.21(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Company or the Seller or any of its agents relating to the Company or any of the Products or the Company's establishments.

              (c) To the Knowledge of the Company, there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

              (d) There are no claims existing or, to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and, to the Knowledge of the Company, there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services.

         3.22 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.22 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.22, no Seller or other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

         3.23 OTHER INFORMATION. The information furnished by the Sellers and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Sellers and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

              ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Sellers that:

         4.01 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO DEFAULT OR CONSENTS. The execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby will not:

                  (i) violate or conflict with any of the terms, conditions or provisions of Buyer's Articles of Incorporation or bylaws;

                  (ii) violate any Legal Requirements applicable to Buyer;

                  (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

                  (iv) result in the creation of any lien, charge or other encumbrance on any property of Buyer; or

                  (v) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         4.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

                    ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         5.01 BUYER'S ACCESS TO INFORMATION. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects and business. The Sellers shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Sellers, including, without limitation, all files, records, data and information relating to the Company (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

         5.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Sellers shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course, (b) use its reasonable commercial efforts to keep available the services of present employees, (c) maintain and operate its assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable commercial efforts to keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Sellers will use their best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         5.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, the Company shall not:

                  (i) merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

                  (ii) purchase any securities of any person;

                  (iii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                  (iv) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                  (v) enter into, amend or terminate any material agreement (which shall include any of the arrangements described in Section 3.13(a), whether written or oral);

                  (vi) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any of its assets except (i) in the ordinary course of business, or
(ii) pursuant to any agreement specified in Schedule 3.13;

                  (vii) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                  (viii) incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 3.13 or purchase orders for materials and supplies in the ordinary course of business);

                  (ix) maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

                  (x) adopt any Plan or Benefit Program or Agreement, or grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                  (xi) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practices;

                  (xii) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

                  (xiii) allow its levels of inventory to vary in any material respect from the levels customarily maintained;

                  (xiv) except to the extent that such distributions could not reasonably be expected to result in a Purchase Price Adjustment that would require a payment by Sellers to Buyer hereunder, declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock;

                  (xv) apply any of its assets to the direct or indirect payment, prepayment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of any Seller or any other Affiliate of the Company (except for salary and benefits as currently in effect and except in accordance with existing agreements and arrangements which have been disclosed to the other parties hereto in writing);

                  (xvi) engage in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

                  (xvii) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or the Sellers contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

                  (xviii) commit to do any of the foregoing.

         5.04 NOTICE REGARDING CHANGES. The Sellers shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Sellers inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Sellers in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading in any material respect if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         5.05 PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Sellers shall promptly use commercially reasonable efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

         5.06 ENSURE CONDITIONS MET. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. The parties hereto specifically agree to promptly prepare and file their respective Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in accordance with applicable law. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any such HSR Act filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer shall pay any required HSR Act filing fee in connection with its filing; provided, however, that if the Closing does not occur as a result of the non-satisfaction of a condition set forth in
Section 6.02 below, the Sellers shall promptly reimburse the Buyer for one-half of the HSR Act filing fee upon notification from the Buyer of its intention not to consummate the Closing. Buyer and Sellers shall each request early termination of the waiting period under the HSR Act, and shall use diligent efforts to ensure that HSR Act approval is obtained as quickly as possible.

         5.07 NAME CHANGE. Intentionally omitted.

         5.08 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the assets of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Seller shall, at Buyer's election, (i) cause such assets to be repaired or replaced prior to the Closing with assets of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

         5.09 EMPLOYEE MATTERS.

              (a) Except as specifically set forth in this Agreement: (i) the Buyer shall not be obligated to continue or maintain any of the Plans or Benefit Programs or Agreements; and (ii) the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements, accrued under such plans by or attributable to employees of the Company prior to the Closing Date.

              (b) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

          ARTICLE VI. - CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS

         6.01 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of each Seller to carry out the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction or waiver of the following conditions:

              (a) Buyer shall have furnished Sellers with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

              (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing, and Buyer shall have delivered a certificate signed by an authorized officer to the effect of the foregoing.

              (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

              (d) Seller shall have received the opinion of Greenberg Traurig, P.A., counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect of Sections 4.01, 4.02 and 4.03(i). In rendering such opinion, Greenberg Traurig, P.A. may rely as to factual matters on certificates of officers and directors of Buyer and on certificates of governmental officials.

              (e) Buyer shall have furnished Sellers with a certified copy of all necessary corporate action on its behalf approving the Buyer's execution, delivery and performance of this Agreement.

              (f) All proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Sellers and their counsel, and Sellers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

              (g) Sellers shall have received written evidence, in form and substance satisfactory to Sellers, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Buyer) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Buyer is subject.

              (h) Buyer shall have paid City National Bank (the "Bank") for amounts due to the Bank by the Company as reflected on the May 31, 1999 balance sheet included in the Financial Statements, which payment shall not exceed $4,000,000 (it being understood that (i) if the actual amount owed on the Closing Date exceeds $4,000,000, such excess amount shall be paid by Sellers, with the net effect being that the debt to the Bank is repaid in full at Closing, and (ii) if the actual amount owed on the Closing Date is less than $4,000,000, the difference between $4,000,000 and the actual amount owed on the Closing Date shall be added to the Company's Net Worth as of the Closing for purposes of calculating the Purchase Price Adjustment).

              (i) Buyer shall have executed and delivered to Vaughn Barnes the Employment Agreement in the form attached hereto as Exhibit A (the "Barnes Employment Agreement").

         6.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

              (a) All representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing, the Company and the Sellers shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing, and the Company and the Sellers shall have delivered a certificate signed by the President of the Company and by each of the Sellers to the effect of the foregoing.

              (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

              (c) Except for matters disclosed in Schedule 3.09(a) or 3.09(b) attached hereto, since January 1, 1999 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, Properties or financial condition.

              (d) The Buyer shall have received the opinion of Mitchell Silberberg & Knupp LLP, counsel to the Company, dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, substantially to the effect set forth on EXHIBIT A hereto. In rendering such opinion, Mitchell Silberberg & Knupp LLP may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials.

              (e) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

              (f) All agreements, commitments and understandings between the Company and any Seller (or any Affiliate thereof) shall have been terminated in all respects on terms satisfactory to

Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by the Sellers and/or such Affiliates, as applicable, and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

              (g) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

              (h) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

              (i) No proceeding in which the Sellers or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

              (j) Vaughn Barnes shall have executed and delivered the Barnes Employment Agreement.

              (k) The Company shall have furnished the Buyer with a "comfort letter" with respect to the Financial Statements, dated not more than two days prior to the Closing Date, from Deloitte & Touche LLP, the Company's independent public accountants, in form and substance reasonably acceptable to the Buyer.

                     ARTICLE VII. - POST-CLOSING OBLIGATIONS

         7.01 FURTHER ASSURANCES. Following the Closing, the Company, the Sellers and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         7.02 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the New York Stock Exchange, the National Association of Securities Dealers or the United States Securities and Exchange Commission (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         7.03 POST-CLOSING INDEMNITY.

              (a) Subject to the provisions of Section 7.04, Article VIII and
Section 9.01, from and after the Closing, each of the Sellers shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Sellers and/or the Company in this Agreement or in any document or certificate delivered by the Sellers and/or the Company at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, to the extent that Buyer is not fully reimbursed (including reimbursement for any applicable deductibles and/or premiums paid by the Buyer) under such insurance policies or programs for the losses sustained in such event, (iii) the existence of any liabilities or obligations of the Company relating to pre-Closing periods (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than those contemplated by Section 3.08(b) hereof, (iv) any claim that the Company's securities were issued or acquired in violation of any applicable federal or state securities laws and the rules and regulations promulgated thereunder, and/or (v) fraudulent conduct on the part of any of the Sellers in connection with the entering into of this Agreement. Any payment made to Buyer by Sellers pursuant to the indemnification obligations under this Section 7.03(a) shall constitute a reduction in the Purchase Price hereunder.

              (b) Subject to the provisions of Section 9.01, from and after the Closing, the Buyer shall indemnify and hold harmless the Sellers and their Affiliates from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Buyer in this Agreement or in any document or certificate delivered by the Buyer at the Closing pursuant hereto, (ii) the occurrence of any event after the Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, and/or (iii) the existence of any liabilities or obligations of the Company relating to the business of the Company subsequent to the Closing Date (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP). Any payment made to Seller by Buyer pursuant to the indemnification obligations under this Section 7.03(b) shall constitute an increase in the Purchase Price hereunder.

              (c) Other than with respect to fraud, the indemnification obligations contained in this Section 7.03 and in Article VIII hereof shall preclude any other claims, rights or remedies which exist at law with respect to the matters covered hereby, but shall not preclude any other claims, rights or remedies which may exist in equity.

         7.04 NON-COMPETITION.

              (a) GENERAL. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, individually but not joint and severally, hereby covenants and agrees as follows:

                  (i) Such Seller, without the prior written consent of Buyer, shall not for a period of seven (7) years from and after the Closing Date, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Company or Buyer or any of Buyer's Affiliates until at least twenty four (24) months after the date such employee was not employed by the Buyer or any of its Affiliates; provided, however, that David A. Janes may employ his son Tim Janes prior to the end of the aforementioned seven (7) year period, so long as Tim Janes is not then an employee of the Company and the activities to be performed by Tim Janes are not within the scope of the Business of the Company or the Buyer.

                  (ii) Such Seller, without the prior written consent of the Buyer, shall not for a period of seven (7) years from and after the Closing Date
(A) directly or indirectly acquire or own in any manner any interest in or lend any money or provide financial assistance to any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the Business of the Company or the Buyer anywhere in the world (the "Territory"),
(B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the Business of the Company or the Buyer within the Territory, or (C) utilize their special knowledge of the Business of the Company or the Buyer and their relationships with customers, suppliers and others to compete with Buyer and/or any of its Affiliates in any business which engages or plans to engage in any aspect of the Business of the Company or the Buyer. "Business of the Company or the Buyer" means, for purposes of this provision, the manufacture, design, sale, provision of or servicing of all forms of thermal insulating materials or related products of whatever nature, including the manufacture and repair of high temperature insulation components, heat shields and fire barriers for all industrial purposes, and the design, manufacture and/or sale of FAA/PMA jet engine or similar aircraft parts which the Buyer currently makes, sells, has in development or has actual plans to develop (which complete list of FAA/PMA parts is attached hereto as Schedule 7.04(a)). The foregoing includes (i) the manufacture or repair of products which are encapsulated in foil, screen, fabric, silicone and other composites, (ii) the repair and refurbishment of composite air foils including replacement of metal leading edges and erosion coatings, (iii) the manufacture of aircraft engine gas path honeycomb seals including the manufacture of raw honeycomb and the manufacture and repair of honeycomb seals, and (iv) to the extent not covered by the immediately preceding clauses (i), (ii) and (iii), any other business activities of the Company for pre-Closing periods. The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company (the business of which would otherwise constitute a breach of this Section 7.04) with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a violation of this Section 7.04. The parties hereto agree that Schedule 7.04(a) and the information contained thereon shall be kept confidential, and shall not be disclosed to any third party other than legal counsel for the parties hereto with respect to the negotiation and execution of this Agreement.

              (b) NONDISCLOSURE. Such Seller shall not at any time, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any confidential information relating to the Company or to Buyer, its subsidiaries or Affiliates, or any information concerning their respective financial condition, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law of judicial or administrative process.

              (c) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any Seller of any or all of the covenants and agreements contained in this Agreement may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by such Seller and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.04 shall be construed to prevent Buyer from seeking and recovering from a Seller damages sustained by it as a result of any breach or violation by such Seller of any of the covenants or agreements contained herein.

         7.05 ASSIGNMENT OF CONTRACTS. Intentionally omitted.

         7.06 STANDSTILL. Each Seller agrees, regardless of whether state or federal securities laws would prohibit a transaction, that for a period of ten years from the Closing Date neither such Seller nor any Affiliate of such Seller will (and such Seller and its Affiliates will not assist or encourage any other Person to), directly or indirectly, (a) acquire or offer, seek, propose (either publicly or otherwise) or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any securities issued by the Buyer, or any rights or options to acquire such ownership, (b) acquire or offer, seek, propose (either publicly or otherwise) or agree to acquire, the assets of the Buyer, or any rights or options to acquire such ownership, (c) seek or propose to influence control of the Buyer's board of directors, management or policies, or
(d) make any public disclosure with respect to any of the foregoing; provided, however, that the Sellers and their Affiliates may in the aggregate acquire no more than four percent of the lesser of the Buyer's outstanding common stock or voting power.

                           ARTICLE VIII. - TAX MATTERS

         8.01 REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES. The Company and each Seller jointly and severally represent and warrant to and agree with the Buyer as follows:

              (a) Except as set forth in Schedule 8.01(a), (i) all returns and reports, including without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax assessment or other governmental charge (all herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed on or before the Closing Date by or with respect to the income, business, operations or property of the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in such Tax Returns have been so included, (iii) all information provided in such Tax Returns is true, correct and complete, (iv) all Taxes that have become due with respect to the taxable years covered by such Tax Returns have been timely paid in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) all withholding Tax requirements imposed on the Seller for all taxable periods through the close of business on the Closing Date have been satisfied in full in all respects.

              (b) There is no claim against the Company with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 8.01(b).

              (c) Except as set forth in Schedule 8.01(c), there is not in force any extension of time with respect to the date on which any Tax Return of or with respect to the Company is due to be or have been filed, or any waivers or agreements by or with respect to the Company of or for any extension of time for the assessment or payment of any Tax.

              (d) The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company for the taxable periods covered thereby.

              (e) The Company and each Seller shall grant to Buyer or its designees access at all reasonable times to all of its books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Buyer shall (i) grant to each Seller access at all reasonable times to all of its books and records (including tax workpapers and returns and correspondence with tax authorities) insofar as they relate to the operations of the Company, including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Sellers in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

         8.02 INDEMNIFICATION FOR TAXES.

              (a) Each Seller hereby jointly and severally agrees to indemnify Buyer and its Affiliates (each herein sometimes referred to as an "Indemnified Taxpayer") against, and agree to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies, losses (including Taxes, interest and penalties) and all expenses, including attorneys' and accountants' fees and disbursements (all herein referred to as "Losses") resulting from:

                  (i) A claim by any taxing authority for (A) any Taxes of the Company allocable to any period ending on or prior to the Effective Date (other than Taxes which arise as a result of post-Closing changes in accounting or reporting done by the Buyer, unless such changes are necessitated under generally accepted accounting principles or by applicable Legal Requirements), and (B) any Taxes of Company or any corporation that is or was a member of an affiliated group of corporations of which the Company was or is a member;

                  (ii) A claim by any taxing authority for any Taxes arising from or occasioned by the sale of the Company's capital stock pursuant to this Agreement; or

                  (iii) Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII.

              (b) Subject to the resolution of any Tax contest pursuant to
Section 8.02(c), upon notice from Buyer to the Sellers that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to
Section 8.02(a), the Sellers shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

              (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Sellers in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually prejudiced.

                  (ii) The Indemnified Taxpayer shall take such action in connection with contesting such claim as the Sellers shall reasonably request in writing from time to time; provided that (A) within 30 days (or such earlier date that any payment of Taxes is due by the Indemnified Taxpayer) after the notice described in (i) above has been delivered, the Sellers request that such claim be contested, (B) the Sellers shall have agreed to pay to the Indemnified Taxpayer on demand all costs and expenses that the Indemnified Taxpayer may incur in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (C) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Sellers shall have advanced to the Indemnified Taxpayer, on an interest free basis, the amount of such claim. In the case of any such claim referred to above, the Indemnified Taxpayer shall not make payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by (i) above, shall give to the Sellers any information reasonably requested relating to such claim and otherwise shall cooperate with the Sellers in good faith in order to contest effectively any such claim.

                  (iii) Subject to the provisions of paragraph (ii) above, the Indemnified Taxpayer shall prosecute such contest to a determination in a court of initial jurisdiction, and if the Sellers shall reasonably request, the Indemnified Taxpayer shall prosecute such contest to a determination in an appellate court.

                  (iv) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by Sellers pursuant to paragraph (ii)(C) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with an administrative agency having jurisdiction thereof, the Indemnified Taxpayer shall promptly pay to Sellers any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Sellers shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this
Article VIII.

              (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Sellers under this Article VIII shall survive the Closing until the end of the applicable statutes of limitations.

         8.03 TAX REFUNDS. In the event that the Company receives a refund of Taxes paid for any period ending on or prior to the Effective Date, such refund shall inure to the benefit of the Sellers and the Buyer shall promptly forward such refund to the Sellers.

                           ARTICLE IX. - MISCELLANEOUS

         9.01 LIMITATION ON LIABILITY.

              (a) The representations, warranties, agreements, and indemnities of the Company and the Sellers set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 9.01(b).

              (b) (i) The Sellers shall have no liability under this Agreement to indemnify under either (A) clause (iii) of Section 7.03(a), or (B) clause (i) of Section 7.03(a) against breaches of the provisions of Sections 3.04, 3.05 (clauses (ii), (iii), (iv) and (v)), 3.06, and 3.08 through 3.23, in each case unless the indemnifying party receives notice in writing from Buyer of Buyer's claim under said indemnity on or before the two-year anniversary of the Closing Date. Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 9.01(b)(i).

                  (ii) The Buyer shall have no liability under this Agreement to indemnify against breaches of the provisions of Article IV or under Section 7.03(b) unless the indemnifying party receives notice in writing from Sellers of Sellers' claim under said indemnity on or before the two-year anniversary of the Closing Date. Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 9.01(b)(ii).

              (c) Subject to the last sentence of this Section 9.01(c), the Sellers and the Buyer shall be obligated to indemnify as and to the extent set forth in Sections 7.03(a) and 7.03(b), respectively, only if the aggregate of all of such party's liability under such indemnity obligations exceeds $250,000, it being understood that said $250,000 figure is to serve as a "deductible" for the indemnification and not as a "trigger" (for example, if the indemnity claims for which the indemnifying party would, but for the provisions of this paragraph
(c), be liable aggregate $251,000, such party would then be liable for just $1,000, and not the full $251,000). Notwithstanding anything to the contrary set forth herein, the $250,000 basket for indemnification set forth in this Section 9.01(c) shall not apply to the indemnification obligations with respect to employee benefit matters (set forth in Section 3.07 above), or under Section 8.02, or with respect to fraudulent conduct on the part of any of the Sellers in connection with the entering into of this Agreement; the indemnification obligations with respect to matters set forth in the foregoing clause will apply from the first dollar of the Sellers' liability hereunder. Notwithstanding anything to the contrary set forth herein, other than with respect to fraudulent conduct and the indemnification obligations set forth in Section 8.02 (in which case neither a "cap" nor "basket" on indemnification shall apply), neither the Sellers nor the Buyer shall be required to indemnify as and to the extent set forth in Sections 7.03(a) and 7.03(b), respectively, for aggregate amounts in excess of $16,575,000 (i.e., the Buyer's, on the one hand, and collectively, the Sellers', on the other hand, liability hereunder shall be "capped" at $16,575,000).

              (d) For purposes of this Section 9.01(d), a party making a claim for indemnity under Section 7.03 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under
Section 7.03 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.01(b) or Section 9.01(c) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the

Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                  (i) take such action as the Indemnifying Party may reasonably request in connection with such action,

                  (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                  (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         9.02 BROKERS. Regardless of whether the Closing shall occur, (i) the Company and each Seller, jointly and severally, shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or any Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         9.03 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby. Sellers shall bear all costs and expenses incurred in connection with the preparation of the Effective Date Balance Sheet. Buyer shall bear all costs and expenses incurred in connection with the preparation of the "comfort letter" contemplated by Section 6.02(k) hereof.

         9.04 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

         BUYER:                      HEICO Corporation

                                     825 Brickell Bay Drive
                                     Suite 1644
                                     Miami, Florida 33131
                                     Attention: Mr. Victor Mendelson
                                                Vice President and
                                                General Counsel
                                     Telecopy No. (305) 374-6742

                                     WITH A COPY TO:

                                     Greenberg Traurig, P.A.
                                     1221 Brickell Avenue
                                     Miami, Florida 33131
                                     Attention:  Bruce E. Macdonough
                                     Telecopy No. (305) 579-0717

         COMPANY OR THE SELLERS:     Thermal Structures, Inc.
                                     19200 Von Karman Avenue
                                     Suite 600
                                     Irvine, California  92612
                                     Attention:   David A. Janes
                                     Telecopy No. (949) 477-8061


                                     WITH A COPY TO:
                                     Mitchell Silberberg & Knupp LLP
                                     11377 West Olympic Boulevard
                                     Los Angeles, California  90064
                                     Attention:   Ron R. Goldie, Esq.
                                     Telecopy No. (310) 312-3798

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         9.05 GOVERNING LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         9.06 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (iv) of Section 2.02 and clause (ii) of Section 2.03 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

         9.07 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto and the Confidentiality Agreement, dated May 27, 1998, between the Company and Buyer, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.08 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         9.09 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         9.10 INTEREST ON OVERDUE PAYMENTS. Except if held pursuant to a right to withhold such payment provided in Section 9.11, if any amount payable under this Agreement is not paid when due, the amount unpaid shall bear interest from the due date to the actual date of payment calculated and compounded at a rate equal to the lesser of (i) the prime rate established from time to time by Citibank, N.A., or (ii) the maximum lawful interest rate permitted under applicable law.

         9.11 WITHHOLDING OF PAYMENTS. Intentionally omitted.

         9.12 EXHIBITS AND SCHEDULES. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         9.13 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.14 REFERENCES AND CONSTRUCTION.

              (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

              (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         9.15 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         9.16 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         9.17 TERMINATION. Except as provided in Section 9.18 below, this Agreement may be terminated and the transaction contemplated hereby abandoned at any time prior to the Closing Date:

              (a) by mutual consent of Sellers and Buyer;

              (b) by Buyer or Sellers if: (i) the Closing has not occurred by July 30, 1999; provided, however, that if approval of this transaction under the HSR Act is not obtained by July 30, 1999, such "drop dead" date automatically shall be extended to the date which is seven days after approval under the HSR Act is obtained by Buyer and Sellers, but not longer than an additional 60 days;
(ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transaction contemplated hereby; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction contemplated hereby by any Governmental Authority that would make consummation of the transaction contemplated hereby illegal;

              (c) by Buyer if it is not in material breach of this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Sellers and such breach has not been cured within three (3) business days after written notice to Sellers (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

              (d) by Sellers if they are not in material breach of this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within three (3) business days after written notice to Buyer (provided that no cure period shall be required for a breach which by its nature cannot be cured).

         9.18 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.17, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company or Sellers, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and, provided further, that the provision set forth in the penultimate sentence of Section 5.06 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                            ARTICLE X. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         10.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         10.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         10.03 CONTRACTS. The term "Contracts," when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         10.04 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         10.05 FINANCIAL STATEMENTS. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company's business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         10.06 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         10.07 HAZARDOUS MATERIAL. The term "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         10.08 INVENTORY. The term "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

         10.09 KNOWLEDGE OF THE COMPANY. The term "Knowledge of the Company" shall mean the actual knowledge, with respect to the matter in question, of any of the Sellers or any of the other directors or officers of the Company, including, without limitation, any vice president, any general manager, the chief financial officer, Stephen R. Perry, the director of marketing, the director of engineering and the director of operations, and such knowledge as any of the Sellers or any of the other directors or officers of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         10.10 LEGAL REQUIREMENTS. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         10.11 NET WORTH. The term "Net Worth" shall mean the Company's "shareholders' equity" computed in accordance with GAAP consistently applied with the Company's prior practices except that no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated herein.

         10.12 PERMITS. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         10.13 PERSON. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

         10.14 PROPORTIONATE SHARE. Intentionally omitted.

         10.15 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

         10.16 REAL PROPERTY. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

         10.17 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

         10.18 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

         EXECUTED as of the date first written above.

                                    BUYER:

                                    HEICO Corporation

                                    By:
                                       -----------------------------------------
                                       Victor H. Mendelson,
                                       Vice President and
                                       General Counsel

                                    COMPANY:

                                    Thermal Structures, Inc.

                                    By:
                                       -----------------------------------------
                                       Stephen T. Braunheim, President

                                    Quality Honeycomb, Inc.

                                    By:
                                       -----------------------------------------
                                       Stephen T. Braunheim, President

                                    SELLERS:

                                    --------------------------------------------
                                    David A. Janes

                                    --------------------------------------------
                                    Vaughn Barnes

                                    --------------------------------------------
                                    Stephen T. Braunheim

                                    DLD Investments, LLC

                                    By:
                                       -----------------------------------------
                                       David A. Janes, Managing Member

                                    Acme Freight, LLC

                                    By:
                                       -----------------------------------------
                                       Stephen T. Braunheim, Managing Member

                                    EXHIBIT A

                       VAUGHN BARNES EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into as of the ___ day of July, 1999 by and between Thermal Structures, Inc., a California corporation (the "Company"), and VAUGHN BARNES (the "Executive").

                                    RECITALS

         A. The Executive is currently employed as the Vice President of the Company.

         B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         C. The Company, Quality Honeycomb, Inc., a California corporation, HEICO Corporation, a Florida corporation (the "Buyer"), David A. Janes, Stephen
T. Braunheim, DLD Investments, LLC, Acme Freight, LLC, and the Executive have entered into a Stock Purchase Agreement, dated as of July ___, 1999 (the "Purchase Agreement"), pursuant to which the Buyer will acquire all of the capital stock of the Company.

         D. The Company and the Buyer desire to assure the Executive's continued employment and to compensate him therefor.

         E. The Company and the Buyer have determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

         F. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT.

            1.1 GENERAL. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

            1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as the President of the Company, shall diligently perform all services as may be assigned to him by the Company's Chairman of the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Company's Board of Directors (the "Board") or its Chairman. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

         2. TERM.

            2.1 INITIAL TERM. The initial term of this Agreement, and the employment of the Executive hereunder, shall be for the three-year period commencing the date hereof (the "Initial Term"), unless sooner terminated in accordance with the terms and conditions hereof.

            2.2 RENEWAL TERMS. The Initial Term of this Agreement, and the employment of the Executive hereunder, may be renewed and extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company ("Written Supplement"). If this Agreement is not so renewed and extended prior to the expiration of the Initial Term, this Agreement, and the employment of the Executive hereunder, shall automatically terminate upon the expiration of the Initial Term.

         3. COMPENSATION. The Executive shall receive a base salary at the annual rate of Two Hundred Forty Thousand Dollars ($240,000) (the "Base Salary") during the Initial Term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. If the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such renewal term of his employment hereunder, the Executive shall be paid a base salary as set forth in the Written Supplement.

         4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

            4.1 REIMBURSABLE EXPENSES. During the term of the Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all other reasonable expenses actually and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company.

            4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter provided by the Company to its executives. The Executive shall be entitled to vacations in accordance with the Company's prevailing policy for its executives, provided that the number of vacation days shall be no fewer than that to which the Executive was entitled in his capacity of Vice President of the Company prior to the date hereof; provided, however, that in no event may a vacation be taken at a time when to do so could reasonably be expected to materially and adversely affect the Company's business. In addition, for so long as the Executive is employed by the Company, the Company shall pay up to $4,400 per month for the premiums on the life insurance policy maintained for the benefit of the Executive which was paid for by the Company prior to the date hereof, which policy currently has monthly premiums in the amount of $4,400.

            4.3 WORKING FACILITIES. The Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

         5. TERMINATION.

            5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder for "Cause" (as hereinafter defined). For purpose of this Agreement, the term "Cause" shall mean (i) the willful failure or refusal of the Executive to perform the duties or render the services assigned to him from time to time by the Company's Chairman and/or Board (except during reasonable vacation periods or sick leave), (ii) the Executive's unsatisfactory performance of his duties as an employee of the Company, (iii) the charging or indictment of the Executive in connection with a felony, (iv) the association, directly or indirectly, of the Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes in any material way with the Company, (v) the disclosing or using of any material trade secret or confidential information of the Company at any time by the Executive, except as required in connection with his duties to the Company, (vi) the breach by the Executive of his fiduciary duty or duty of trust to the Company, or (vii) any other breach by the Executive of any of the terms or provisions of this Agreement, which other breach is not cured within ten (10) business days of notice by the Company. Upon any termination pursuant to this
Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

         5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his duties hereunder for in excess of ninety (90) days in any 12-month period. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid amounts of his Base Salary accrued through the effective date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

         5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive any unpaid amounts of his Base Salary accrued through the effective date of his death and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1).

         5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive; provided, however, that, the Company shall (i) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice, and (ii) pay Executive's Base Salary and benefits, if any, in the manner set forth in Section 3 hereof, for a period of 12 months following the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

         5.5 RESIGNATION BY EMPLOYEE. The Employee shall at all times have the right, upon 60 days' written notice to the Company, to terminate the Employee's employment hereunder. Upon any termination pursuant to this Section 5.5, the Employee shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

         6. RESTRICTIVE COVENANTS.

            6.1 NON-COMPETITION. While employed by the Company and for a period of four years following the date his employment is terminated hereunder, the Executive shall not, directly or indirectly, (A) acquire or own in any manner any interest in or lend any money or provide financial assistance to any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the Business of the Company anywhere in the world (the "Territory"), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the Business of the Company within the Territory, or (C) utilize their special knowledge of the Business of the Company and their relationships with customers, suppliers and others to compete with Buyer and/or any of its Affiliates in any business which engages or plans to engage in any aspect of the Business of the Company. "Business of the Company" means, for purposes of this provision, the manufacture, design, sale, provision of or servicing of all forms of thermal insulating materials or related products of whatever nature, including the manufacture and repair of high temperature insulation components, heat shields and fire barriers for all industrial purposes, and the design, manufacture and/or sale of FAA/PMA jet engine or similar aircraft parts. The foregoing includes (i) the manufacture or repair of products which are encapsulated in foil, screen, fabric, silicone and other composites, (ii) the repair and refurbishment of composite air foils including replacement of metal leading edges and erosion coatings, (iii) the manufacture of aircraft engine gas path honeycomb seals including the manufacture of raw honeycomb and the manufacture and repair of honeycomb seals, and (iv) to the extent not covered by the immediately preceding clauses (i), (ii) and (iii), any other business activities of the Company for pre-Closing periods. The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a violation of this Section 6.1.

            6.2 NONDISCLOSURE. Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company. Any confidential information or data now known or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads, methods of doing business, and the manner of design, manufacture, financing, marketing and distribution of the Company's products) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

            6.3 NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. While employed by the Company and for a period of four years following the date his employment is terminated hereunder, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or Buyer or any of Buyer's Affiliates (as defined in the Purchase Agreement) until at least twenty four
(24) months after the date such employee was not employed by the Buyer or any of its Affiliates, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Buyer or the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Buyer and/or the Company's trade or business relationships with such customers.

            6.4 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions of such state.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. Except for the obligation to pay all accrued but unpaid salary due the Executive, all such prior agreements, understandings and arrangements for the provision of services by the Executive to the Company and/or any of its affiliates and the compensation of the Executive in any form shall automatically terminate upon the closing of the Purchase Agreement, and each party shall thereupon and thereby, without any further action, release and forever discharge the other (and the other's affiliates) from any and all liabilities and obligations of any nature arising out of or in connection with any and all such prior agreements, understandings or arrangements. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         10. NOTICES. Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company, to HEICO Corporation at the address set forth in the Purchase Agreement, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         11. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representative, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise; provided, however that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

         12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         13. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         14. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         15. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    THERMAL STRUCTURES, INC.

                                    By:
                                       -----------------------------------------
                                                    Victor Mendelson


                                    By:
                                       -----------------------------------------
                                                      VAUGHN BARNES

                                    EXHIBIT B

                           OPINION OF SELLER'S COUNSEL

                                                     ______________, 1999

HEICO Corporation
825 Brickell Bay Drive
Suite 1644
Miami, Florida 33131

Gentlemen:

         We have acted as counsel to Thermal Structures, Inc., a California corporation, and Quality Honeycomb, Inc., a California corporation (collectively, the "Company"), in connection with that certain Stock Purchase Agreement, dated as of _______, 1999 (the "Agreement"), among HEICO Corporation ("Buyer"), the Company, David A. Janes, Vaughn Barnes and Stephen T. Braunheim, providing for the sale to Buyer of all of the outstanding capital stock of the Company.

         This opinion is being rendered pursuant to Section 6.02(d) of the Agreement. Unless otherwise defined herein, the definitions of capitalized terms used in this opinion shall be the same as those set forth in the Agreement.

         In arriving at this opinion, we have examined originals or copies, certified to our satisfaction, of the following:

         1. The Agreement;

         2. The charter and bylaws of the Company;

         3. The corporate records of the Company;

         4. Such other records, documents and papers as we deemed necessary to examine for purposes of this opinion.

         Based on the above, and subject to the qualifications set forth below, it is our opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

         2. The Company has full corporate power and authority to enter into the Agreement and perform its obligations thereunder, and the execution, delivery and performance of the Agreement by the Company have been duly and validly authorized by all requisite corporate action and the Agreement has been duly executed and delivered by the Company.

         3. Each of the Agreement and the Collateral Agreements is valid and binding upon the Company and is enforceable against the Company in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of the obligations of the Company under the Agreement and the Collateral Agreements is, with respect to the availability of equitable remedies, also subject to general principles of equity and the discretion of the court having jurisdiction thereof.

         4. The authorized capital stock of the Company consists of _______ shares of common stock, par value $________ per share, [all] of which are issued and outstanding. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person or any applicable

Securities Laws. To our knowledge, there are no outstanding subscriptions, convertible securities, rights (preemptive or other), warrants, call or agreements relating to any shares of capital stock of the Company.

         5. Neither the execution nor delivery of the Agreement by the Company nor the consummation of the transactions contemplated thereby will constitute a default or an event which would with notice or lapse of time or both constitute a default under or violation or breach of (i) the Company's charter or bylaws,
(ii) any material Legal Requirement applicable to the Company, or (iii) to the best of our knowledge, any material indenture, license, lease, agreement or other instrument or any writ, judgment, or decree to which the Company is a party or by which the Company or its properties may be bound nor would such execution, delivery or consummation constitute an event which would permit any party to any such material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or obligation of the Company.

         6. No action of or filing with any governmental or public body or authority is required to authorize or is otherwise required for the validity of execution, delivery and performance by the Company of the Agreement.

         7. To the best of our knowledge following reasonable inquiry, the Company is not party to any pending suit, action, investigation or inquiry by any governmental body, or arbitration proceedings or any material labor dispute relating to or affecting the Company, its assets or its business.

         8. To the best of our knowledge, there is no governmental permit, license, certificate of inspection, authorization, filing or registration which is material to the Company's business and which has not been secured or made. None of the transactions contemplated by the Agreement will terminate or violate, either by virtue of the terms thereof or because of the non-assignability thereof, any governmental permit, license, certificate of inspection, other authorization, filing or registration necessary to the conduct of the Company's business.

         9. No fact or circumstance has come to our attention which gives us cause to believe that any representation or warranty by the Company set forth in the Agreement is untrue in any material respect.

         We have assumed that documents we have reviewed in connection with this opinion which purport to have been executed by Buyer have been duly executed by Buyer and that Buyer had all requisite power to enter into and perform all obligations thereunder, that execution and delivery thereof has been duly authorized by all requisite action and that the subject instruments are valid and binding upon Buyer.

         We have assumed the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

                               Very truly yours,

                               [--------------------]




                               ----------------------
                               Name


                                      B-2